As filed with the Securities and Exchange Commission on October 9, 2012.

Registration No. 333-114364

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIR ISAAC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1499887
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

FAIR ISAAC CORPORATION

2003 EMPLOYMENT INDUCEMENT AWARD PLAN

(Full Title of the Plan)

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

Fair Isaac Corporation

901 Marquette Avenue, Suite 3200

Minneapolis, MN 55402

(Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: 612-758-5200

Copies to:

W. Morgan Burns

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

EXPLANATORY NOTE

Fair Isaac Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 9, 2004 (Registration Statement No. 333-114364) (the “2004 S-8”) to deregister certain shares of its common stock, par value $.01 per share (the “Common Stock”), registered thereunder pursuant to the Company’s 2003 Employment Inducement Award Plan (the “Plan”). The 2004 S-8 registered 2,250,000 shares of Common Stock.

The Plan has been terminated, effective February 7, 2012, by action of the Compensation Committee of the Company’s Board of Directors. Upon its termination, 1,841,723 shares of Common Stock remained available for issuance under the Plan. These shares are hereby deregistered under the 2004 S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Rafael, State of California on the 9th day of October, 2012.

FAIR ISAAC CORPORATION

By	/s/ Mark R. Scadina
Mark R. Scadina
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below on October 9, 2012 by the following persons in the capacities indicated:

Name	Title
/s/ William J. Lansing William J. Lansing Principal Executive Officer	President, Chief Executive Officer and Director

/s/ Michael J. Pung Michael J. Pung Principal Financial Officer	Executive Vice President and Chief Financial Officer

/s/ Michael S. Leonard Michael S. Leonard Principal Accounting Officer	Chief Accounting Officer–Vice President

/s/ A. George Battle A. George Battle	Director

/s/ Nicholas F. Graziano Nicholas F. Graziano	Director

/s/ James D. Kirsner James D. Kirsner	Director

/s/ Rahul N. Merchant Rahul N. Merchant	Director

/s/ David A. Rey David A. Rey	Director

/s/ Duane E. White Duane E. White	Director